UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 20, 2011

KID BRANDS, INC.
(Exact name of registrant as specified in its charter)

New Jersey	1-8681	22-1815337
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Meadowlands Plaza, East Rutherford, New Jersey	07073
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (201) 405-2400

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 — Other Events

Item 8.01 Other Events.

On May 20, 2011, Kid Brands, Inc. (the “Company”) became aware that a putative stockholder derivative complaint had been filed by the City of Roseville Employees’ Retirement System in the United States District Court of the District of New Jersey, against Bruce G. Crain, the Company’s CEO, Guy A. Paglinco, the Company’s CFO, Marc Goldfarb, the Company’s Senior Vice President and General Counsel, each member of the Company’s current Board of Directors, and John Schaefer, a former member of the Company’s Board of Directors (collectively, the “Defendants”). In addition, the Company has been named as a nominal defendant.

The complaint alleges, among other things, that the Defendants breached their fiduciary duties to the Company by allegedly failing to implement an internal controls system for compliance with US Customs laws for imported goods and applicable local foreign laws, and issuing false and misleading public statements about the Company’s related party transactions with the former owners of its LaJobi subsidiary, all in violation of state law. In addition, the complaint alleges that such failures also constitute gross mismanagement, abuse of control and commission of corporate waste and resulted in unjust enrichment. The complaint seeks monetary damages against the individual Defendants in an unspecified amount together with interest, in addition to exemplary damages, the costs and disbursements of the lawsuit, including attorneys’ and experts’ fees and costs, and such equitable relief as the court deems just and proper.

The Company has notified its insurance carriers of such complaint. While the Company will incur costs in connection with the defense of this lawsuit, the lawsuit does not seek monetary damages against the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 26, 2011

KID BRANDS, INC.

By: /s/ Marc S. Goldfarb
Marc S. Goldfarb
Senior Vice President and
General Counsel